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                                                                   EXHIBIT 10.24


                          SPONSORED RESEARCH AGREEMENT


         RESEARCH AGREEMENT, effective July 1, 1997, by and between National Jewish Medical and Research Center, having an address at 1400 Jackson Street, Denver, Colorado 80206-2726 ("National Jewish"), and Aeolus Pharmaceuticals, Inc., a Delaware corporation, and having an address P.O. Box 14287, Research Triangle Park, North Carolina 27709 (the "Sponsor").

                                   WITNESSETH:

         WHEREAS, in pursuit of its research purposes, which include research and treatment of respiratory, allergic, and immune system diseases, National Jewish undertakes scholarly research and experimental activities in a variety of academic disciplines; and

         WHEREAS, the Sponsor wishes to fund, and desires that National Jewish undertake, a research program in accordance with said research and training mission, which research program is described more fully in Exhibit A, attached hereto and made a part hereof (hereinafter, the "Research"); and

         WHEREAS, in furtherance of its scholarly research and instructional interests, National Jewish is willing to undertake the Research upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.       Scope of Research

         During the term of this Agreement, National Jewish shall use its best efforts to perform the Research, as described in Exhibit A, attached hereto and made a part hereof and will furnish the equipment and facilities necessary to carry out such Research. Notwithstanding the foregoing, National Jewish makes no warranties or representations regarding its ability to achieve, nor shall it be bound hereby to accomplish, any particular research objective or results.

2.       Personnel

         The Research shall be performed by, and under the supervision and direction of, James Crapo, M.D.("Crapo") who shall be designated the Principal Investigator, together with such additional personnel as may be assigned by National Jewish. National Jewish covenants that all personnel and entities including any other organizations) performing research hereunder



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shall execute agreements assigning all of their rights, title and interest to and in any invention resulting from the Research to National Jewish. If for any reason the Principal Investigator is unable to continue to serve as Principal Investigator, and a successor acceptable to both National Jewish and the Sponsor is not available, this agreement may be terminated as provided in Article 10(a).

3.       National Jewish Policies and Procedures

         All research conducted hereunder shall be performed in accordance with established National Jewish policies and procedures, including, but not limited to, policies and procedures applicable to research involving human subjects, laboratory animals, and hazardous agents and materials.

4.       Payment of Costs

         In consideration of National Jewish's performance hereunder, Sponsor agrees to support National Jewish's costs incurred in performance of the research in an amount not to exceed $400,000 for the first year, which amount shall not be exceeded unless mutually agreed upon in writing by Sponsor and, National Jewish. Sponsor shall make payments to National Jewish according to the following schedule: Sponsor will pay $100,000 upon or before the execution of this Research Agreement; and make additional payments of $100,000 on or before September 30, 1997, December 31, 1997 and March 30, 1998. Notwithstanding the foregoing, the amount of the payments may be changed upon mutual agreement by Sponsor and National Jewish.

5.       Research Reports

         National Jewish through the Principal Investigator shall prepare and maintain records, including bound laboratory notebooks maintained in accordance with generally accepted standard scientific procedures for the industry, containing all appropriate data reflecting results of the Research, with each page containing at least two (2) signatures. The Principal Investigator shall furnish to the Sponsor during the term of this Agreement periodic informal written or oral reports regarding the progress of the Research. Sponsor will have the opportunity to observe the work being carried on under this Agreement as mutually agreed to and scheduled by both parties.

6.       Publication

         National Jewish reserves, on behalf of the Principal Investigator and other National Jewish employees and/or students, the right to disseminate information, or to publish any material resulting from the Research; provided, however, National Jewish shall make no such disclosure unless National Jewish shall have provided the Sponsor with a copy of any proposed publication forty-five (45) days in advance of the submission by National Jewish or any author to a third party of any written materials intended for publication. If the proposed disclosure contains Sponsor's Confidential Information, National Jewish shall remove or cause the author



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to remove such Sponsor Confidential Information prior to submission for publication or other public disclosure. The Sponsor may request, and National Jewish shall agree to, a delay of such proposed publication for an additional period, not to exceed forty-five (45) days, in order to protect the potential patentability of any invention described therein by having National Jewish or Sponsor prepare and file a patent application. All publications resulting from this Agreement will include an acknowledgement of the research support from the Sponsor.

7.       Proprietary Information

         All confidential information of either party disclosed to the other party in connection with the Research hereunder ("Confidential Information") will be treated by the receiving party as confidential and restricted in its use to only those uses contemplated by the terms of this Agreement. Any information which is to be treated as confidential must be clearly marked as confidential prior to transmittal to the other party. If such Confidential Information is disclosed orally, it shall be identified as being confidential at the time of disclosure, and shall thereafter be reduced to writing within 30 days, marked as confidential, and transmitted to the receiving party. The Sponsor may submit Confidential Information only to the Principal Investigator or Brian Day, Ph.D. ("Day"), who shall be free to refuse to accept such Confidential Information. The obligations of this paragraph shall survive and continue for five (5) years after termination of this Agreement. Specifically excluded from such confidential treatment shall be information which: (a) is or becomes part of the public domain, through no fault of the receiving party; (b) is lawfully disclosed to the receiving party by a third party who is not obligated to retain such information in confidence; (c) is independently developed at the receiving party by someone not privy to the confidential information; (d) is required to be disclosed to comply with applicable laws or governmental regulations, provided that the disclosing party receives prior notice of such disclosure and that the receiving party takes all reasonable and lawful actions to minimize the extent of such disclosure, and if possible to avoid such disclosure; or (e) as of the date of its disclosure and/or delivery is already known to the party receiving such information, except in the case of disclosures of information relating to the Research hereunder made between Sponsor or consultants of Sponsor and the Principal Investigator or Day.

         Each party shall retain full ownership of all its Confidential Information in the possession of the other party. At the termination of this Agreement, each party shall secure the return of, or destroy, any Confidential Information that is in its possession and that is owned by the other party.



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8.       Results of the Research

         (a) All rights in any inventions or discoveries, whether or not patentable, that are developed, conceived or reduced to practice in the course of the Research or within the field of antioxidant compounds, nitrosylating compounds or related discoveries from the research laboratories of Crapo or Day solely by any persons, including Crapo or Day who work in their respective laboratories under their supervision and are students, lab employees or post-doctoral fellows ("National Jewish Employees") shall be property of National Jewish ("National Jewish Inventions"). All rights in any inventions or discoveries whether or not patentable, that are developed, conceived or reduced to practice jointly by National Jewish Employees and Sponsor employees or consultants in the course of the Research or within the field of antioxidant compounds, nitrosylating compounds or related discoveries from the research laboratories of Crapo or Day shall be jointly owned by National Jewish and the Sponsor ("Joint Inventions"). Title to any Joint Inventions, developments or discoveries resulting directly from the Research will be determined in accordance with U.S. Patent law, Title 35 U.S.C., in effect at the time of the invention, development or discovery. All rights in any inventions or discoveries whether or not patentable, that are developed, conceived or reduced to practice in the course of the Research solely by Sponsor employees or consultants and without the use of any National Jewish resources or facilities shall be property of the Sponsor. National Jewish shall promptly report to the Sponsor any National Jewish Inventions. Both parties agree promptly to inform the other party of any Joint Inventions. All license negotiation periods for any type of invention hereunder shall be limited to between 90 and 120 days after the option to license is exercised. For the purpose of this Section 8 only, any National Jewish Employees may not be defined as a Sponsor consultant or employee.

         (b) National Jewish grants to Sponsor an option to negotiate for a royalty-bearing exclusive license to any patent application filed by National Jewish on any National Jewish Invention or Joint Invention resulting from the Research or within the field of antioxidant compounds, nitrosylating compounds or related discoveries from the research laboratories of Crapo or Day by National Jewish Employees and any patents granted thereon, for an initial option period of ninety (90) days after a patent has been filed on such invention. Sponsor may elect to extend such option for a period not to exceed one hundred twenty (120) days, provided the Sponsor reimburses National Jewish for all costs related to the filing, prosecution and maintenance of said patent(s) or patent applications. National Jewish and Sponsor agree that the royalty rate and other license terms to be negotiated in any such license agreement(s) shall be fair, reasonable, and customary for the industry to which the invention applies. In addition, the royalty shall reflect the relative contributions of National Jewish and of Sponsor in making the invention. It is anticipated by the parties that a reasonable royalty rate on small molecule antioxidant compounds will be approximately one percent to two percent of ultimate net sales of any product developed. Royalties on inventions not contemplated in the scope of this Agreement may result in royalty rates higher than those payable in connection with the license of small molecule antioxidant compounds. In the event that National Jewish and Sponsor are not able to reach agreement regarding the terms of a license agreement for a National Jewish or Joint Invention, National Jewish shall be free to offer a license (which would be a non-exclusive license in the case of a Joint Invention) on terms it deems appropriate to third


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parties; provided, however, National Jewish shall not offer a license to any such third party on terms more favorable than those offered to Sponsor without first offering Sponsor an opportunity to accept a license on the same terms as National Jewish proposes to offer to such third party.

         (c) During any option period applicable to a National Jewish Invention, National Jewish agrees, if requested by the Sponsor, to cause U.S. or foreign patent applications to be filed and prosecuted in its name at the Sponsor's expense, using patent counsel reasonably acceptable to the Sponsor. National Jewish shall consult with the Sponsor regarding the preparation, filing, prosecution, and maintenance or such patent applications and shall furnish to the Sponsor copies of documents relating thereto in sufficient time to enable the Sponsor to comment on them prior to filing unless in the reasonable opinion of patent counsel to National Jewish, the filing would be prejudiced in any material respect by waiting for comments, then no comment period prior to filing shall be permitted to Sponsor. If the Sponsor declines to license such National Jewish Invention, then National Jewish shall have no further obligation to obtain patent protection for such National Jewish Invention and the Sponsor shall have no further obligation to reimburse National Jewish for its expenses. If the Sponsor elects to license such National Jewish Invention, then the responsibility for patenting such National Jewish Invention and any associated expenses shall be governed by the terms of the resulting license agreement. The Sponsor will be responsible for reimbursement of patent costs incurred by National Jewish until National Jewish is notified in writing that the Sponsor has decided not to license such National Jewish Inventions.

         (d) During any option period applicable to a Joint Invention, the Sponsor shall have the first right to cause patent applications to be filed and prosecuted in the names of both parties at the Sponsor's expense using patent counsel reasonably acceptable to National Jewish. The Sponsor shall consult with National Jewish regarding preparation, filing, prosecution, and maintenance of such patent applications and shall furnish to National Jewish copies of documents relating thereto in sufficient time to enable National Jewish to comment on them prior to filing unless in the reasonable opinion of patent counsel to Sponsor, the filing would be prejudiced in any material respect by waiting for comments, then no comment period prior to filing shall be permitted to National Jewish. If the Sponsor elects to license such Joint Invention pursuant to Section 8(b) hereof, then the responsibility for patenting such Joint Invention and any associated expenses shall be governed by the terms of the License Agreement. If the Sponsor elects not to license such Joint Invention or not to seek patent protection for such Joint Invention, then National Jewish shall be free to cause patent applications to be filed and prosecuted in the names of both parties at National Jewish's expense using patent counsel reasonably acceptable to the Sponsor. National Jewish shall consult with the Sponsor regarding the preparation, filing, prosecution, maintenance of such patent applications and shall furnish to the Sponsor copies of documents relating thereto in sufficient time to enable the Sponsor to comment on them prior to filing, unless in the reasonable opinion of patent counsel to National Jewish, the filing would be prejudiced in any material respect by waiting for comments, then no comment period prior to filing shall be permitted to Sponsor.



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9.       Ownership Of Property

         Title to any equipment purchased or manufactured by National Jewish in the performance of the work funded under this Agreement shall vest in National Jewish; provided, however, the Principal Investigator shall be entitled at all times to designate the placement of and access to such equipment in the Principal Investigator's laboratory or such other location at National Jewish as designated by the Principal Investigator unless such designation conflicts with National Jewish's property management practices or policies.

10.      Term and Termination

         (a) This Agreement shall commence on the date hereof and remain in effect until terminated by mutual consent. In addition, either party may terminate this Agreement upon three (3) months prior written notice to the other; provided, however, that no such notice may be given prior to the first anniversary of the date hereof. Notwithstanding the foregoing, either party may terminate this Agreement at any time upon thirty (30) days notice to the other party in the event the parties are unable to agree on an individual to be designated as the Principal Investigator.

         (b) Upon receipt of notice of termination, National Jewish shall use its best efforts promptly to limit or terminate any outstanding commitments and to conclude the work. All costs associated with such termination shall be reimbursable, including, without limitation, all non-reimbursed costs and non-cancelable commitments incurred prior to the receipt of the notice of termination, such reimbursement together with other payments not to exceed the total estimated project cost specified in Article 4.

         (c) The provisions of paragraphs 5, 6, 7, 8, 9, 10, 13, 14, and 19 shall survive such termination of this Agreement.

11.      Notices

         Any notices given under this Agreement shall be in writing and shall be deemed delivered when sent by first-class mail, postage paid, addressed to the parties as follows (or at such other addresses as the parties may notify each other of in writing) :

                  National Jewish Medical and Research Center:


Name:  Judith A.  Baskett
Title: Director of Research Administration
1400 Jackson Street
Denver, Colorado 80206-2726



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                                    Sponsor:


Aeolus Pharmaceuticals, Inc.
P.O.  Box 14287
Research Triangle Park, North Carolina  27709
Attention:  Clayton I.  Duncan

12.      Relationship of the Parties

         National Jewish, for all purposes related to this Agreement, shall be deemed an independent contractor of the Sponsor, and nothing in this Agreement shall be deemed to create a relationship of employment or agency or to constitute the parties as partners or joint venturers.

13. Publicity and Use of Name. Both parties agree not to use the other party's name in any public manner without the prior written approval of the other party except as provided in Section 6; provided, however, no such restriction shall apply with respect to disclosures made in connection with compliance by the disclosing party under federal or state statutes or rules or regulations promulgated by any regulatory authority.

14.      Indemnification

Each of the parties hereby agrees to indemnify, defend and hold harmless the other, its directors, employees, students and agents from and against any loss, claim, damage or liability of any kind arising out of or in connection with the act(s) or failure(s) to act of the indemnifying party's directors, employees or agents in connection with the performance of this Agreement, and/or involving the indemnifying party's use and/or possession of the results of the Research and/or biological samples or other materials provided by the indemnified party to the indemnifying party pursuant to the Research.

15.      No Warranties

         National Jewish makes no warranties, either express or implied, as to any matter, including, without limitation, the results of the research or any inventions or product, tangible or intangible, conceived, discovered or developed under this Agreement; or the merchantability or fitness for a particular purpose of the research results of any such invention or product. National Jewish shall not be liable for any direct, consequential or other damages suffered by the use of the research results or any such invention or product. National Jewish represents that it has all requisite power and authority to enter into this Agreement. Each party hereby represents that this Agreement constitutes the legal, valid and binding obligation of such party enforceable in accordance with its terms.


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16.      Force Majeure

         Each party shall not be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond such party's control, or by reason of any of the following: labor disturbances or disputes of any kind; accidents; failure of any required governmental approvals; civil disorders; acts of aggression; acts of God; energy or other conservation measures; failure of utilities; mechanical breakdowns; material shortages; diseases; or similar occurrences.

17.      Severability

         In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

18.      Entire Agreement; Amendments

         This Agreement and the Exhibits hereto contain the entire agreement between the parties. No amendments or modifications to this Agreement shall be effective unless made in writing and signed by authorized representatives of both parties.

19.      Similar Research

         Nothing in this Agreement shall be construed to limit the freedom of National Jewish or of its researchers who are participants under this Agreement, from engaging in similar research made under other grants, contracts or agreements with parties other than the Sponsor; provided, that before such similar research is conducted by the Principal Investigator or by investigators under the supervision of the Principal Investigator, National Jewish will offer to Sponsor the opportunity, which shall be deemed rejected if not accepted within 60 days of receipt, to fund such research at the funding level proposed by National Jewish to the other party.

20.      Governing Law

         This Agreement shall be governed by and construed in accordance with the law of North Carolina except that no conflicts-of-laws provision shall be applied so as to invoke the application of the laws of any other jurisdiction.

21.      Counterparts

         This Agreement may be executed in several counterparts, and each such counterpart shall be deemed an original and all such counterparts, taken together, shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives.


NATIONAL JEWISH MEDICAL                     AEOLUS PHARMACEUTICALS, INC.
  AND RESEARCH CENTER



By:  /s/ J.A. BASKETT                               By:  /s/ CLAYTON I. DUNCAN
    ---------------------                                -----------------------

Name: Judith A. Baskett                             Name: Clayton I. Duncan
     --------------------                                -----------------------

Title:Dir., Research Administration                 Title: President
      -----------------------------                        ---------

Date:  9/3/97                                       Date:   9/3/97
      -----------                                         -----------

Consented to by Principal Investigator:

By:  /s/ JAMES CRAPO
    -----------------

Title: Principal Investigator
      ------------------------

Date:   9/2/97
      ---------


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                                    EXHIBIT A



Toxic species derived from the oxygen we breath (termed "Reactive Oxygen Species" or "ROS") have been shown to react with and inactivate cellular proteins, nucleic acids and lipid membranes, resulting in a loss of cellular function. These ROS have been implicated in a large number of human diseases, including (but not limited to): stroke, heart failure, cardiac reperfusion injury, bronchopulmonary dysplasia, asthma, pancreatitis, Alzheimer's disease, Parkinson's disease and Huntington's disease. Antioxidant drugs by destroying ROS, or preventing or reversing the damage done by ROS to cellular constituents, are expected to have a beneficial effect in the treatment of these diseases.

The field of this Research Program is the testing of potential antioxidant compounds in a battery of biochemical and cellular assays. Compounds will be provided to Drs. James Crapo and Brian Day at National Jewish for testing. Compounds that prove active in the biochemical and cellular assays will be tested in animal models of oxidant toxicity and in animal models of disease. The biochemical assays include superoxide dismutase activity, catalase activity and lipid peroxidation. Cellular assays include paraquat toxicity to L2 cells, hydrogen peroxide toxicity to HUVEC cells, and aerobic growth of SOD-null E.coli. Animal models of oxidant toxicity include paraquat toxicity, bleomycin toxicity and exposure of rodents to supranormal concentrations of oxygen. Compounds active in these animal models will be tested in various animal models of human disease. Pharmacokinetics and acute toxicity of active compounds will also be assessed. In addition to the above, new models of antioxidant activity will be developed over the course of this research as necessary.